Exhibit 99.1

Contact:
Brainerd Communicators, Inc.
Jeff Majtyka/Brad Edwards (Investors)
Jenna Focarino (Media)
(212) 986-6667

Clark Holdings Inc. Appoints Donald G. McInnes
Chairman of its Board of Directors

Company Also Announced Kenneth L. Saunders Appointment to the Board

New York, NY, December 1, 2008- Clark Holdings Inc. (NYSE Alternext US, LLC: GLA; GLA.U; GLA.WS), a non-asset-based provider of mission-critical supply chain solutions, announced today the appointment of Donald G. McInnes as Chairman of its Board of Directors, effective immediately. Mr. McInnes has served on the Board of Directors since February 2008.

The Company also announced Kenneth L. Saunders appointment to the Board of Directors, effective immediately. The addition of Mr. Saunders brings the Company’s number of directors to seven.

"Don has been a valuable asset to Clark during his tenure on the Board and we look forward to further leveraging his extensive operating experience in his expanded leadership role. In addition, with the addition of Ken Saunders, formerly CFO of Global Logistics Acquisition Corp., we have strengthened the Board with a proven financial executive that is intimately familiar with Clark Group Inc.’s operating companies,” said Gregory Burns, President and CEO of Clark Holdings Inc.

Mr. McInnes possesses over 40 years of transportation industry experience. He most recently headed McInnes Global Enterprise, a consulting practice advising on transportation and intermodal issues. Prior to forming McInnes Global Enterprise, he served for 31 years in a variety of roles including Chief Operating Officer and Senior Vice President - Administration at Burlington Northern Sante Fe Corporation (BNSF). During his tenure at BNSF, Mr. McInnes had direct operating responsibility in a variety of areas including operations oversight and management, merger integration, customer relationship management, profitability analyses, and information technology. Mr. McInnes was also instrumental in establishing BNSF’s intermodal business unit.

Mr. Saunders has over 17 years of experience in senior financial management positions at public and private entities. Mr. Saunders served as Chief Financial Officer of Clark Holding’s predecessor company, Global Logistics Acquisition Corporation, from June 2006 to February 2008. He currently serves as Chief Financial Officer of Blue Line Advisors, Inc., a strategic consulting firm servicing companies in the transportation and logistics sector. Prior to joining Blue Line, and Global Logistics Acquisitions Corporation, Mr. Saunders was Senior Vice President of Strategy and Business Development for TNS Media Intelligence where he restructured the finance organization and establishing successful best practices in financial planning, forecasting and analysis and corporate development.

About Clark

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media industry.

This press release may contain certain forward-looking statements including statements with regard to the future performance of Clark Holdings Inc. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in Clark Holdings Inc.’s filings with the Securities and Exchange Commission. Clark Holdings Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.